                            DYNCORP AND SUBSIDIARIES
                   COMPUTATIONS OF EARNINGS PER COMMON SHARE
                (Dollars in Thousands Except Per Share Amounts)
                                                        Three Months Ended      Nine Months Ended
                                                      Sept. 26,    Sept. 28,  Sept. 26,   Sept. 28,
                                                        1996         1995        1996        1995
     PRIMARY AND FULLY DILUTED(1)
Earnings:
  Earnings from continuing operations
    before extraordinary item                      $    3,241  $     3,631 $    9,035  $    3,150
  Discontinued operations                                   -          252        865         (15)
  Extraordinary item                                        -       (2,656)         -      (2,783)
  Net earnings                                          3,241        1,227      9,900         352
  Preferred stock Class C dividends not declared
    or recorded                                          (583)       (489)     (1,675)     (1,404)
  Common stockholders' share of earnings (loss)    $    2,658  $      738  $    8,225  $   (1,052)


Shares:
  Weighted average common shares outstanding        8,415,946   8,761,946   8,464,517   8,406,362
  Common stock issuable upon exercise of warrants   3,235,658   3,305,357   3,248,117   3,325,944
  Common stock issuable upon exercise of
    stock options                                      34,486           -      12,291           -
                                                   11,686,090  12,067,303  11,724,925  11,732,306
 Earnings (loss) from continuing operations
  before extraordinary item                        $     0.23  $     0.26  $     0.63  $     0.15
Discontinued operations                                     -        0.02        0.07        0.00
Extraordinary item                                          -       (0.22)          -       (0.24)
Common stockholders' share of earnings (loss)      $     0.23  $     0.06  $     0.70  $    (0.09)


 (1) The Class C Preferred stock is considered antidilutive and therefore has not been included in the calculation of earnings per share.
